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                                                                    Exhibit 10.9
                                                                    ------------

                                PROMISSORY NOTE

_________                                                   ________  ____, 1997


     FOR VALUE RECEIVED, Carey International, Inc. a Delaware corporation ("Maker"), promises to pay to the order of _______________, a resident of Hewlett, New York ("Payee"), in lawful money of the United States of America, the principal sum of ________________________________________________, together with interest in arrears on such principal sum at an annual rate equal to 8% from the date hereof, in the manner provided below.

     This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Merger, dated March 1, 1997, by and among Maker, Payee, _________________________________________
____, and ____________________________, (the "Agreement"), and is subject to certain of the terms and conditions of the Agreement. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

     1. Principal and Interest. The principal amount of this Note, if not sooner paid, shall be due and payable in full, together with all accrued and unpaid interest thereon, on the first anniversary of the date hereof. Interest on the outstanding principal of this Note shall be due and payable monthly on the last day of each month, commencing on the last day of the month immediately following the date hereof.

     2. Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note.

     3. Default. In the event that Maker fails to make any principal or interest payment within five (5) business days of the due date set forth in
Section 1, all interest and principal may, at Payee's option, become immediately due and payable, together with interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest at an annual rate equal to 11%.

     4. Governing Law. This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

     5. Parties In Interest. This Note shall bind Maker and its successors and assigns. This Note shall not be negotiated, assigned or transferred by Payee, other than to a family limited partnership or limited liability corporation in which Payee has an interest, without the express prior written consent of Maker, provided that any such transferee agrees to be bound
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to the same extent as the Payee by the provisions of Section 6 of the Agreement to the full extend of any proceeds paid under this Note to such transferee.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.



                                  CAREY INTERNATIONAL, INC.



                                  By:
                                     -------------------------------------------
                                     Title:



MILN

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